Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 12, 2013, on our audits of the consolidated financial statements and financial statement schedules and the internal control over financial reporting of Horizon Bancorp as of December 31, 2012  and 2011 and for the years ended December 31, 2012, 2011 and 2010, which report appears in the Annual Report on Form 10-K of Horizon Bancorp for the year ended December 31, 2012.  We also consent to the reference to our firm under the caption “Experts.”

BKD, LLP

Indianapolis, Indiana
January 27, 2014